EXHIBIT (11)

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                  THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
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                        Computation of Earnings Per Share
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Amounts in millions except per share amounts
                                                                         Years Ended June 30
                                                     -----------------------------------------------------------
                                                     1996         1997         1998         1999         2000
                                                     -------      -------      -------      -------      -------
BASIC NET EARNINGS PER SHARE
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Net earnings                                         $ 3,046      $ 3,415      $ 3,780      $ 3,763      $ 3,542
Deduct preferred stock dividends                         103          104          104          109          115
                                                     -------      -------      -------      -------      -------
Net earnings applicable to common stock              $ 2,943      $ 3,311      $ 3,676      $ 3,654      $ 3,427
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Average number of common shares outstanding          1,372.6      1,360.3      1,343.4      1,328.1      1,313.2
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Basic net earnings per share                         $  2.14      $  2.43      $  2.74      $  2.75      $  2.61
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DILUTED NET EARNINGS PER SHARE
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Net earnings                                         $ 3,046      $ 3,415      $ 3,780      $ 3,763      $ 3,542
Deduct differential - preferred
    vs. common dividends                                  39           32           25           22           18
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Net earnings applicable to common stock              $ 3,007      $ 3,383      $ 3,755      $ 3,741      $ 3,524
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Average number of common shares outstanding          1,372.6      1,360.3      1,343.4      1,328.1      1,313.2
Add potential effect of:
    Exercise of options                                 19.8         24.8         22.3         21.5         19.7
    Conversion of preferred stock                      103.8        101.9         99.8         97.2         94.3
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Average number of common shares
    outstanding, assuming dilution                   1,496.2      1,487.0      1,465.5      1,446.8      1,427.2
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Diluted net earnings per share                       $  2.01      $  2.28      $  2.56      $  2.59      $  2.47
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